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                                                                    EXHIBIT 99.1

                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT: MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615) 370-1377



                  PROVINCE HEALTHCARE OPENS NEW NEVADA HOSPITAL

         BRENTWOOD, Tenn., September 4, 2001 -- Province Healthcare Company (Nasdaq: PRHC - news) today announced the opening of the new $31 million Northeastern Nevada Regional Hospital in Elko, Nevada. Built as a replacement to the existing 50-bed hospital, the new 75-bed, 125,000 square-foot hospital replaces the old 65,000 square-foot Elko General Hospital.

         The new hospital features all private rooms with private bathrooms, and includes an extensive diagnostic imaging department, new $1.3 million MRI, $600,000 CT Scan, $380,000 Nuclear Medicine (SPECT), $80,000 Mammography, $180,000 Ultrasound and Computerized Radiology. The hospital also features five operating room suites, $1.4 million Cardiac Catheterization, Chemotherapy Center Treatment and Rehabilitation Services.

         Province Healthcare acquired Elko General Hospital in June, 1998 and began immediately with planning for a new regional hospital.

         Martin S. Rash, Chairman and Chief Executive Officer of Province said, "We always have felt that residents of rural communities should receive the same first-class medical care as residents of urban areas. Certainly, those with access to the new Northeastern Nevada Regional Hospital will find the high-quality care equal to, or superior to, most urban hospitals. This is a state-of-the-art facility and Province is incredibly proud of our role in making a dream come true for the residents of Northeastern Nevada."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 16 general acute care hospitals in 11 states with a total of 1,733 licensed beds. The Company also provides management services to 36 primarily non-urban hospitals in 13 states with a total of 2,981 licensed beds.

CONTACT:  Merilyn H. Herbert, Province Healthcare Company (PRHC) at
          (615) 370-1377.